EXHIBIT 28(j) 3 UNDER FORM N-1A

EXHIBIT 8 UNDER ITEM 601/REG. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 42 to the Registration Statement (Form N-1A, No. 333-128884) of Federated Managed Pool Series and to the incorporation by reference of our report, dated December 23, 2015 on Federated International Dividend Strategy Portfolio (one of the portfolios constituting Federated Managed Pool Series) included in its Annual Shareholder Report for the fiscal year ended October 31, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 23, 2015